EXHIBIT (h)12

                            MASON STREET FUNDS, INC.

                                November 13, 2003

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Northwestern Mutual Investment Services, LLC
611 East Wisconsin Avenue, Suite 300
Milwaukee, Wisconsin 53202

      RE: AGREEMENT TO WAIVE FEES CHARGED TO MASON STREET FUNDS, INC.

Gentlemen:

      This letter constitutes an agreement by and among Mason Street Advisors, LLC ("MSA"), The Northwestern Mutual Life Insurance Company ("NML"), Northwestern Mutual Investment Services, LLC ("NMIS") and Mason Street Funds, Inc. ("MSF") as follows:

      For each fiscal year of MSF beginning on or after April 1, 2004, and ending on or before March 31, 2006, MSA, NML and NMIS agree to waive their fees to the extent necessary so that Net Total Operating Expenses of each Class of each Fund of MSF, after the waiver, do not exceed the amount indicated as the maximum Net Total Operating Expenses (the "Expense Cap") in the then-effective prospectus for MSF (the "Prospectus"). These fee waivers shall occur in the following order for each Fund of MSF: First, MSA shall waive its investment advisory fee, provided that such waiver is allocated among the Classes of the Fund in proportion to the relative net asset values of such Classes (a "Pro-Rata Waiver"). Second, NML shall waive its Administration Agreement fee, provided that such waiver is allocated among the Classes of the Fund in proportion to the relative net asset values of such Classes. Third, NMIS shall waive its Distribution Plan/Agreement (Rule 12b-1) fees. Fourth, NMIS shall waive its Shareholder Services Agreement fees. Finally, to the extent necessary to prevent the Net Total Operating Expenses of any Class of any Fund from exceeding the Expense Cap for such Class after each of the foregoing waivers, MSA shall pay or reimburse MSF's expenses. All such waivers, payments and reimbursements shall be pro-rata between the Classes except to the extent provided in the following paragraph.

      To the extent that the Net Total Operating Expense ratios of the Classes of a particular Fund cannot both be reduced simultaneously to the maximum Net Total Operating Expense ratio set forth in the Prospectus through the use of a Pro-Rata Waiver by MSA, NML or NMIS, then NMIS agrees to waive its Distribution Plan/Agreement and/or Shareholder Services Agreement fees for the appropriate Class of such Fund so as to reach the Expense Cap for that Class of such Fund. In such circumstances, NMIS shall first waive its Distribution Plan/Agreement fees and then its Shareholder Services Agreement fees, to the extent necessary for such Class to reach the Expense Cap for the fiscal year.

                                          Very truly yours,

                                          MASON STREET FUNDS, INC.


                                          By:    /s/MARK G. DOLL
                                                 ---------------
                                          Name:  Mark G. Doll
                                          Title: President


Agreed to and accepted:

Mason Street Advisors, LLC

By:      /s/MARK G. DOLL
         ---------------
Name:    Mark G. Doll
Title:   President


THE NORTHWESTERN MUTUAL LIFE INSURANCE
  COMPANY

By:       /s/LEONARD F. STECKLEIN
          -----------------------
Name:     Leonard F. Stecklein
Title:    Senior Vice President (Annuity and Accumulation Products)


NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC

By:      /s/LEONARD F. STECKLEIN
         -----------------------
Name:    Leonard F. Stecklein
Title:   Senior Vice President, Variable Annuities